Exhibit 10.2

OPTION AGREEMENT

OPTION AGREEMENT (this “Option Agreement”), dated as of October 31, 2013, by and between ‘mktg, inc.’, a Delaware corporation (the “Company”) and CHARLIE HORSEY (the “Optionee”).

WHEREAS, the Company and Optionee have entered into an Amended and Restated Employment Agreement dated as of October 31, 2013 (the “Employment Agreement);

WHEREAS, pursuant to Section 4.7(a) of the Employment Agreement, the Company has agreed to grant the Optionee an option to purchase 200,000 shares of the Company’s common stock, $.001 par value per share (“Common Stock”);

WHEREAS, this Option Agreement is being entered into, and the option provided for herein is being granted, pursuant to Section 4.7(a) of the Employment Agreement; and

WHEREAS, terms used but not otherwise defined herein shall have the respective meanings provided for in the Employment Agreement.

NOW, THEREFORE, the parties agree as follows:

1.           Grant of Option.

(a)           Pursuant to the Employment Agreement, and subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of 200,000 shares (the “Option Shares”) of Common Stock.

(b)           The Option is not intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.           Purchase Price.

The purchase price with respect to the Option Shares shall be $2.00 per share.

3.           Time of Exercise; Term.

(a)           The Option shall become exercisable as to (i) 40,000 Option Shares, on the day immediately preceding the one-year anniversary of the Effective Date; (ii) an additional 40,000 Option Shares, on the day immediately preceding the two-year anniversary of the Effective Date; (iii) an additional 40,000 Option Shares, on the day immediately preceding the three-year anniversary of the Effective Date; (iv) an additional 40,000 Option Shares, on the day immediately preceding the four-year anniversary of the Effective Date; and (v) the final 40,000 Option Shares, on the day immediately preceding five-year anniversary of the Effective Date.

(b)           Subject to the earlier expiration as provided in Section 6 hereof, the Option shall expire and cease to have any force or effect at 5:00 p.m., New York City time, on the day immediately preceding the ten-year anniversary of the Effective Date.

4.           Adjustment Upon Changes in Capitalization.

(a)           The aggregate number of Option Shares and purchase price with respect thereto shall be appropriately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure.

(b)           Any adjustment under this Section 4 in the number of Option Shares shall apply proportionately to only the unexercised portion of the Option. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the nearest whole number of shares.

5.           Method of Exercising Option and Withholding.

(a)           The Option shall be exercised by the delivery by the Optionee to the Company at its principal office (or at such other address as may be established by the Company) of written notice of the number of Option Shares with respect to which the Option is exercised, accompanied by payment in full of the aggregate purchase price for such Option Shares. Payment for such Option Shares shall be made (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value (as defined in the Company’s 2010 Equity Incentive Plan (the “2010 Plan”)) on the date of exercise equal to the total payment due; (iii) pursuant to a broker-assisted “cashless exercise” program if established by the Company; or (iv) by a combination of the methods described in (i) through (iii) above.

(b)           The Company’s obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the payment by the Optionee of any applicable federal, state and local withholding tax. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes required to be withheld with respect to such payment. Subject to the right of the Company to disapprove any such election and require the withholding tax in cash, the Optionee shall have the right to elect to pay the withholding tax with shares of Common Stock to be received upon exercise of the Option or which are otherwise owned by the Optionee, valued at the Fair Market Value thereof on the date of exercise. Any election to pay withholding taxes with stock shall be irrevocable once made.

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6.           Termination of Employment.

(a)           If the employment of the Optionee with the Company shall be terminated for Cause, the Option to the extent not theretofore exercised shall expire forthwith.

(b)          If the Optionee’s employment with the Company shall terminate because of Optionee’s Disability (as defined in the 2010 Plan), the Option may be exercised at any time within one year after such termination, subject to the provisions of subsection (e) of this Section 6. The Option, to the extent unexercised, shall expire on the date one-year after the Optionee’s employment with the Company is so terminated.

(c)           If the Optionee’s employment with the Company shall terminate because of Optionee’s death, the Option may be exercised at any time within 18 months after such termination, subject to the provisions of subsection (e) of this Section 6. The Option, to the extent unexercised, shall expire on the date 18 months after the Optionee’s death.

(d)          If the Optionee’s employment with the Company shall terminate other than by reason of death, Disability or for Cause, the Option may be exercised at any time within three months after such termination, subject to the provisions of subsection (e) of this Section 6. The Option, to the extent unexercised, shall expire on the day three months after the termination of the Optionee’s employment with the Company is so terminated.

(e)           The Option may not be exercised pursuant to this Section 6 except to the extent that the Optionee was entitled to exercise the Option at the time of the termination of his employment, or at the time of his death, provided, however, that in no event may the Option be exercised later than the termination date set forth in subsection 3(b).

7.            Change in Control; Corporate Transaction.

(a)           If a Change in Control (as defined in the 2010 Plan) occurs and Optionee’s employment with the Company has not terminated prior to the effective time of the Change in Control, then, as of the effective time of such Change in Control, the vesting and exercisability of all of the Option Shares shall be accelerated in full.

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(b)           If any payment or benefit Optionee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Optionee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Optionee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting under this Option Agreement; cancellation of accelerated vesting of “Stock Awards” under the 2010 Plan; reduction of employee benefits. In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such Stock Awards (i.e., earliest granted Stock Award cancelled last) unless cancellation of accelerated vesting of Stock Awards elects in writing a different order for cancellation.

(c)           The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Optionee and the Company within fifteen (15) calendar days after the date on which Optionee’s right to a Payment is triggered (if requested at that time by Optionee or the Company) or such other time as requested by Optionee or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Optionee and the Company with an opinion reasonably acceptable to Optionee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Optionee and the Company.

(d)           In the event of a Corporate Transaction (as defined in the 2010 Plan), and subject to acceleration under Section 7(a) above, then notwithstanding any other provision of this Option Agreement, the Board of Directors of the Company (the “Board”) shall take one or more of the following actions with respect to the Option, contingent upon the closing or completion of the Corporate Transaction:

(i)             arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Option or to substitute a similar stock award for the Option (including, but not limited to, an option to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

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(ii)           cancel or arrange for the cancellation of the Option, to the extent not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(iii)          make a payment, in such form as may be determined by the Board, equal to the excess, if any, of (A) the value of the property the Optionee would have received upon the exercise of the Option, over (B) any exercise price payable by Optionee in connection with such exercise.

8.           Transfer and Investment Representation.

(a)           The Option is not transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the Optionee’s lifetime only by the Optionee. Any attempt to transfer the Option in contravention of this subsection (a) is void ab initio. The Option shall not be subject to execution, attachment or other process.

(b)           The Optionee represents that, unless at the time of exercise of the Option the Option Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”) any and all Option Shares purchased hereunder shall be acquired for investment only and without a view to the resale or distribution thereof. If the Option Shares are not so registered, certificates for the Option Shares shall bear a legend reciting the fact that such Option Shares may only be transferred pursuant to an effective registration statement under the Securities Act or an opinion of counsel to the Company (or an opinion of counsel to the Optionee reasonably satisfactory to the Company) that such registration is not required. The Company may also issue “stop transfer” instructions with respect to such Option Shares while they are subject to such restrictions.

9.           No Rights in Option Shares.

The Optionee shall have none of the rights of a stockholder with respect to the Option Shares unless and until issued to him upon exercise of the Option.

10.         Governing Law/Jurisdiction.

This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

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11.          Resolution of Disputes.

Any disputes arising under or in connection with this Option Agreement shall be resolved by binding arbitration in the State of New York in accordance with the rules and procedures of the American Arbitration Association in the same manner as provided in Section 9.3 of the Employment Agreement.

12.           Miscellaneous.

This Option Agreement cannot be changed or terminated orally. This Option Agreement and the Employment Agreement contain the entire agreement between the parties relating to the subject matter hereof. The paragraph headings herein are intended for reference only and shall not affect the interpretation hereof. In case of any conflict between the terms of the Employment Agreement and the terms of this Option Agreement, the terms of this Option Agreement shall prevail.

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IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

‘mktg, inc.’

By:	/s/ Paul Trager
Name: Paul Trager
Title: Chief Financial Officer

/s/ Charlie Horsey
Charlie Horsey, Optionee
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